Exhibit 10.1

EXECUTION VERSION

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made as of August 20, 2020 between KAMAN CORPORATION, a Connecticut corporation (the “Company”), and Ian K. Walsh (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company has offered employment to the Executive on the terms set forth below; and

WHEREAS, the Executive is prepared to accept such employment, subject to such terms;

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    EMPLOYMENT TERM; NO CONFLICTING CONTRACTUAL OBLIGATIONS.

(a)    The Executive’s term of employment under this Agreement shall be for a term commencing on September 8, 2020 (the “Effective Date”) and shall end on the third anniversary of the Effective Date (the “Employment Term”). In all events hereunder, Executive’s employment is subject to earlier termination pursuant to Section 7 hereof, and upon such earlier termination the Employment Term shall be deemed to have ended.

(b)    Executive represents and warrants to the Company that that:

(i)    Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms;

(ii)    Executive is not a party to any contract, agreement or understanding, written or oral, which could prevent the Executive from entering into this Agreement or performing all of the Executives obligations hereunder or his duties as an employee of the Company, nor will the execution of this Agreement and the performance of such obligations or duties result in a conflict of interest between him and any other party;

(iii)    Executive’s acceptance of employment with the Company and the performance of Executive’s duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer; and

(iv)    Executive has not engaged in, or been the subject of any allegations relating to, workplace misconduct or impropriety, including sexual, racial or other types of harassment, discrimination or abusive behavior.

2.    POSITION & DUTIES.

(a)    The Executive shall serve as the Company’s President and Chief Executive Officer under this Agreement, commencing on the Effective Date and continuing throughout the Employment Term. As President and Chief Executive Officer, the Executive shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies and such other duties and responsibilities as the Company’s Board of Directors (the “Board”) shall designate that are consistent with the Executive’s position as President and Chief Executive Officer.

(b)    During the Employment Term, the Executive shall use the Executive’s best reasonable efforts to perform faithfully and efficiently the duties and responsibilities assigned to the Executive hereunder (including applicable obligations under state and federal laws) and devote substantially all of the Executive’s business time (excluding periods of vacation and other approved leaves of absence) to the performance of the Executive’s duties with the Company, provided the foregoing shall not prevent the Executive from (i) participating in charitable, civic, educational, professional, community or industry affairs or, with prior written approval of the Board, serving on the board of directors or advisory boards of other companies; and (ii) managing the Executive’s and the Executive’s family’s personal investments, in each case so long as such activities do not materially interfere with the performance of the Executive’s duties hereunder or create a potential business conflict or the appearance thereof. If at any time service on any board of directors or advisory board would, in the good faith judgment of the Board, conflict with the Executive’s fiduciary duty to the Company or create any appearance thereof, the Executive shall promptly resign from such other board of directors or advisory board after written notice of the conflict is received from the Board.

(c)    During the Employment Term, the Executive further agrees to serve without additional compensation as an officer and director of any of the Company’s subsidiaries and agrees that any amounts received from any such corporation may be offset against the amounts due hereunder.

(d)    The principal place of the Executive’s employment shall be the Company’s principal executive office currently located in Bloomfield, Connecticut; provided that the Executive may be required to travel on Company business during the Employment Term.

3.    BASE SALARY. The Company agrees to pay the Executive a base salary (the “Base Salary”) during the Employment Term at an annual rate of $650,000 (subject to possible increase if the Board, in its sole discretion, so determines), payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly.

4.    BONUSES.

(a)    The Executive shall be eligible to participate in the Company’s bonus and other short and long term incentive compensation plans and programs for the Company’s senior executives at a level commensurate with the Executive’s position during the Employment Term. Except as set forth in Section 4(b), the Executive shall have the opportunity to earn an annual target bonus measured against performance criteria to be determined by the Board (or a committee thereof) of at least 100% of Base Salary as an initial target bonus opportunity as described in the terms of the Company’s annual bonus plan as then in effect. Except as provided under Section 8 of the Agreement, the Executive shall receive payments with respect to the plans and programs described in this Section 4 in accordance with the terms of such plans and programs.

(b)    For the period beginning on the Effective Date and ending on December 31, 2020 (subject to continued employment through such date), the Executive shall be eligible to receive a prorated annual bonus (calculated as the annual bonus that would have been paid for the entire 2020 calendar year based upon the full year target bonus opportunity described in Section 4(a) multiplied by a fraction, the numerator of which is the number of days during the 2020 performance year that the Executive is employed by the Company and the denominator of which is 365); provided, that in no event shall such prorated annual bonus be less than $125,000. Except as provided under Section 8 of the Agreement, the Executive shall receive such prorated annual bonus payment at the time that annual bonuses are paid to other senior executives and with respect to the plans and programs described in this Section 4 in accordance with the terms of such plans and programs.

(c)    In consideration of the Executive entering into this Agreement and as an inducement to join the Company, the Company shall pay the Executive a one-time lump sum cash payment of $200,000 (the “Cash Payment”) no later than December 31, 2020; provided that, the Executive shall repay the gross amount of the Cash Payment if, prior to December 31, 2021, the Executive terminates the Executive’s employment without Good Reason (as defined below) or the Company terminates the Executive’s employment for Cause (as defined below).

5.    EQUITY AND LONG-TERM INCENTIVE AWARDS.

(a)    In consideration of the Executive entering into this Agreement and as an inducement to join the Company, on the Effective Date, the Company will grant the following equity awards to the Executive pursuant to the Kaman Corporation Amended and Restated 2013 Management Incentive Plan (the “Management Inventive Plan”) or similar arrangement: restricted stock units with respect to a number of shares of Company common stock with a fair market value at the time of grant of $1,250,000, which shall fully vest (subject to continued employment) on the three-year anniversary of the Effective Date (the “RSU Award”). If Executive’s employment terminates prior to such three-year anniversary of the Effective Date, then no portion of the RSU Award shall vest, except in the case of the Executive’s termination of the Executive’s employment with Good Reason (as defined below) or the Company’s termination of the Executive’s employment without Cause (as defined below), in which case the RSU Award will immediately vest. All terms and conditions of such RSU Award shall be governed by the terms and conditions of the Management Incentive Plan and the applicable award agreement.

(b)    The Executive shall be eligible to receive additional grants of stock options, stock appreciation rights, restricted stock and other equity awards at the sole discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”).

(c)    The Executive shall be eligible to participate in the long-term incentive program feature of the Management Incentive Plan (including any substitute or successor plan, the “LTIP”) annually beginning with the performance period commencing on January 1, 2021. Except as set forth below, the Executive shall have the opportunity to earn an LTIP award for each LTIP performance period measured against performance criteria to be determined by the Board (or a committee thereof) of at least 300% of Base Salary as a target LTIP opportunity as described in the terms of the Management Incentive Plan. As a one-time inducement for the Executive to achieve the performance goals to be determined by the Board (or a committee thereof) for the LTIP performance period of January 1, 2021 – December 31, 2023 (the “2021-2023 Performance Period”), the target value of the Executive’s LTIP opportunity for the 2021-2023 Performance Period shall be $2,550,000, notwithstanding the otherwise applicable target described above. For the sake of clarity, the parties understand and agree that the value of such $2,550,000 target opportunity reflects 300% of Base Salary plus $600,000.

(d)    The Executive shall be subject to, and shall comply with, the Company’s stock ownership guidelines during the Employment Term.

5A.     RECOVERY OF AMOUNTS RELATED TO MANDATORY RESTATEMENTS.

(a)    RIGHT OF RECAPTURE. Subject to the terms of this Section 5A, but otherwise notwithstanding any other provision of this Agreement or the terms of any compensation arrangement, plan or program, the Executive shall pay the Company a sum equal to the Recapture Amount if, and to the extent that, (i) payment of Incentive Compensation is or was contingent upon the achievement of one or more specified financial performance targets and (ii) the amount of such Incentive Compensation is, or would have been, affected by a Mandatory Restatement that the Company is required to implement that results directly from Executive’s fraudulent or knowing, intentional misconduct.

(b)    DEFINITIONS. For purposes of this Section 5A:

“Recapture Amount” means (i) the difference between (a) the amount of Incentive Compensation paid or received, or to be paid or received by the Executive pursuant to an award made, within the twelve-month period following first issuance of financial statements that are subsequently determined to be subject to a Mandatory Restatement, and (b) the amount that would have been paid or received by the Executive based on the financial results reported in the Mandatory Restatement, in each case as determined in good faith by the Compensation Committee that exists at the time of determination; provided that, (ii) the amount that the Executive shall be required to reimburse the Company from previously received Incentive Compensation shall be reduced by the Net Tax Cost of such compensation to the Executive, and (iii) to the extent that the price of the Company’s Common Stock is or was a component of the performance objectives upon which the Incentive Compensation was payable, the value of the stock taken into account for purposes of re-determining the level of achievement based on the Mandatory Restatement will be equitably adjusted by the Compensation Committee, utilizing a third-party consultant with expertise in equity valuations.

“Incentive Compensation” means amounts paid or received, or to be paid or received, under awards made on or after the Effective Date, pursuant to: (i) annual cash incentive awards under the Management Incentive Plan; (ii) long term performance awards under the Management Incentive Plan; (iii) other equity-based awards under the Management Incentive Plan if vesting or lapse of restrictions is dependent upon achievement of financial performance objectives, and (iv) like compensation under other or successor plans when entitlement to payments is dependent upon achievement of financial performance objectives. For the avoidance of doubt, Incentive Compensation does not include the proceeds of any stock option grant, restricted stock or restricted stock unit award, long-term performance award or any other variety of equity-based award that has a vesting schedule based on the passage of time and the continued performance of services rather than the achievement of financial performance objectives.

“Mandatory Restatement” means a restatement of the Company’s financial statements for fiscal year 2020 or any year thereafter which, in the good faith opinion of the Company’s Independent Registered Public Accounting Firm (the “Auditors”), is required to be implemented pursuant to generally accepted accounting principles, but excluding any restatement which is so required with respect to a particular year as a consequence of a change in generally accepted accounting rules effective after the publication of the financial statements for such year. Notwithstanding the immediately preceding sentence, a Mandatory Restatement shall not include any restatement that (i) occurs more than three years following the date of the Executive’s termination of employment, or (ii) in the good faith judgment of the Audit Committee of the Board (the “Audit Committee”), (A) is required due to a change in the manner in which the Company’s Auditors (including for this purpose, any successor accounting firm retained by the Company which was not engaged at the time that the original financial statement in question was prepared) or governmental authorities interpret the application of generally accepted accounting principles (as opposed to a change in a prior accounting conclusion due to a change in the facts upon which such conclusion was based), or (B) is otherwise required due to events, facts or changes in law or practice that the Audit Committee concludes were immaterial.

“Net Tax Cost” means the net amount of any federal, foreign, state or local income, employment or other taxes paid by the Executive in respect of Incentive Compensation received, after taking into account any and all available deductions, credits or other offsets allowable to the Executive, and which are not recoverable by the Executive through timely amending any prior income or other tax returns. The Executive shall seek all recoverable amounts in a prompt and diligent manner.

(c)    COMPENSATION COMMITTEE ADMINISTRATION; EXECUTIVE RIGHT OF APPEAL.

(i)    The Compensation Committee shall determine in good faith whether or not the Executive’s fraudulent or knowing, intentional misconduct has resulted in a Mandatory Restatement and the Executive shall be given a reasonable opportunity to provide his view (which may include any financial advisors he may engage for assistance) of the matter to the Compensation Committee as part of the determination process. If the Compensation Committee agrees with the Executive’s position, it shall, in its sole discretion, specify an amount to be repaid to the Company, if any, that it concludes is equitable and appropriate under the circumstances. If the Compensation Committee does not agree with the Executive’s position, no adjustment shall be made in the determinations made under this Section 5A. Subject to subsection (B), the Compensation Committee’s judgments and actions in accordance with the two immediately preceding sentences shall be final, binding and conclusive on the Company, the Executive, and all persons claiming an interest through either such party.

(ii)    Notwithstanding subsection 5A(c)(1), if the Executive believes that any determination made under this Section 5A, is incorrect, excessive or otherwise inequitable, he shall have the right to appeal to the Board of Directors for a review of any such determinations.

(d)    REPAYMENT DUE DATES. Payment of the Recapture Amount shall be made as follows: The Executive shall pay to the Company the Recapture Amount, such payment to be made promptly by the Executive following written demand by the Company, but in any event within 30 days following the later of the date of receipt of such written demand or the final resolution of any appeal to the Board or the Compensation Committee, as provided in this Agreement. The Executive shall pay to the Company all tax refunds received by the Executive in respect of his amending any prior income or other tax return as required by this Agreement, such payment to be made within 30 days of Executive’s receipt of any such refund.

(e)    EFFECT ON OTHER ENFORCEMENT PROVISIONS OF THIS AGREEMENT. This Section 5A does not supersede the Company’s right to enforce any provision of this Agreement nor shall it affect the Executive’s entitlement to any other benefits provided in accordance with this Agreement.

(f)    REQUIREMENTS UNDER SECTION 954 OF THE DODD-FRANK ACT. The parties agree that this Section 5A shall be null and void and of no further effect upon the earlier of: (i) the date on which the Company is required to comply with rules or regulations promulgated by the U.S. Securities and Exchange Commission to implement the requirements of Section 954 of the Dodd-Frank Act (“Section 954 Rules”) or (ii) the effective date of a clawback policy adopted by the Board or Committee. The Executive hereby agrees to be bound by the Section 954 Rules or any clawback policy adopted by the Board or Committee without further amendment of this Agreement, including with respect to preexisting awards.

6.    EMPLOYEE BENEFITS.

(a)    BENEFIT PLANS. The Executive shall be entitled to participate in all employee benefit plans of the Company including, but not limited to, thrift, profit sharing, medical coverage, education, other retirement or welfare benefits and perquisites (as approved by the Compensation Committee) that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executives at a level commensurate with the Executive’s positions subject to satisfying the applicable eligibility requirements; provided that the Executive acknowledges that the Executive is not eligible to participate in any defined benefit pension or related supplemental benefit plan.

(b)    VACATION. The Executive shall be entitled to four weeks of paid vacation per calendar year, in accordance with the Company’s vacation policies, as in effect from time to time. Vacation may be taken at such times as the Executive elects with due regard to the needs of the Company. Unused vacation at the end of a calendar year shall be forfeited according to the Company’s vacation policy.

(c)    BUSINESS AND ENTERTAINMENT EXPENSES. Upon presentation of appropriate documentation, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable and necessary business and entertainment expenses incurred in connection with the performance of the Executive’s duties hereunder.

(d)    RELOCATION EXPENSES. The Company shall pay, or reimburse the Executive for, all reasonable relocation expenses incurred by the Executive relating to the Executive’s relocation to the Bloomfield, Connecticut area in accordance with the terms of the Company’s relocation policy.

(e)    CERTAIN AMENDMENTS. Nothing herein shall be construed to prevent the Company from amending, altering, eliminating or reducing any plans, benefits or programs so long as the Executive continues to receive compensation and benefits consistent with Sections 3 through 6.

7.    TERMINATION. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a)    DISABILITY. Upon written notice by the Company to the Executive of termination due to Disability, while the Executive remains Disabled. For purposes of this Agreement, “Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment, if, as a result of the Executive incapacity due to physical or mental illness, the Executive shall have been absent from fully performing the Executive’s duties with the Company for a period of 6 consecutive months, the Company shall have provided a notice of termination under this Section 7(a), and, within thirty days after such notice being given, the Executive shall not have returned to the fully performing the Executive’s duties hereunder.

(b)    DEATH. Automatically on the date of death of the Executive.

(c)    CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause. “Cause” shall mean (i) Executive’s conviction of (or a plea of guilty or nolo contendere to) a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; or (ii) a determination by a majority of the Board in good faith that Executive has (A) willfully and continuously failed to perform substantially the Executive’s duties (other than any such failure resulting from the Executive’s Disability or incapacity due to bodily injury or physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board that specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, (B) engaged in illegal conduct, an act of dishonesty or gross misconduct, in each case which is in the course of the Executive’s employment and materially injurious to the Company, (C) willfully violated a material requirement of the Company’s code of conduct or the Executive’s fiduciary duty to the Company, or (D) violated Section 1(b) of this Agreement. No act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive’s action or omission was in, or not opposed to, the best interests of the Company. Notwithstanding the foregoing, Cause shall not include any act or omission of which the Audit Committee of the Board (or the full Board) has had actual knowledge of all material facts related thereto for at least 90 days without asserting that the act or omission constitutes Cause.

(d)    WITHOUT CAUSE. Upon written notice by the Company to the Executive of an involuntary termination without Cause and other than due to death or Disability.

(e)    GOOD REASON. Upon written notice by the Executive to the Company of a termination for Good Reason, unless such events are corrected in all material respects by the Company within 30 days following written notification by the Executive to the Company, that the Executive intends to terminate the Executive’s employment hereunder on a specified date not less than 30 days from the date of such notice and not more than 60 days from the date of such notice for one of the reasons set forth below. “Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any of the following events:

(i)    the Company removing the Executive from the position of President and Chief Executive Officer, (other than for Cause or other than temporarily while the Executive is physically or mentally incapacitated);

(ii)    a material reduction of the Executive’s Base Salary, other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

(iii)    a material reduction of annual target bonus opportunity other than a general reduction in target bonus opportunity that affects all similarly situated executives in substantially the same proportions;

(iv)    a failure to provide the Executive with the benefits provided or referred to under this Agreement;

(v)    the Executive being required to relocate to a principal place of employment more than 50 miles from the Company’s principal executive office in Bloomfield, Connecticut (other than in connection with any teleworking or other arrangement related to COVID-19 or another public health or safety emergency); or

(vi)    the assignment of duties to the Executive that are materially inconsistent with the Executive’s positions as President and Chief Executive Officer, as the case may be (other than temporarily while the Executive is physically or mentally incapacitated).

Notwithstanding the foregoing, (i) a suspension of the Executive’s title and authority while on administrative leave due to a reasonable belief that the Executive has engaged in misconduct, whether or not the suspected misconduct constitutes Cause for employment termination, shall not be considered “Good Reason”; provided that if such leave is unpaid and either the Executive returns to full-time employment under this Agreement or it is subsequently determined the

Executive’s employment is to be terminated without Cause, then the compensation and benefits that would have been payable during such leave will be paid as soon as reasonably practicable with interest at the prime rate beginning as of the date such leave commenced plus 100 basis points; (ii) a condition shall not be considered Good Reason if the Executive does not provide written notification to the Company of the existence of a condition described above in clauses (1) – (6) above within 90 days following the initial existence of such condition, and (iii) prospective changes to employee benefits (as defined in Section 6) for future employment made on an across-the-board basis to all similarly situated executives of the Company and its subsidiaries shall not be considered Good Reason.

(f)    WITHOUT GOOD REASON. Upon 60 days’ prior written notice by the Executive to the Company of the Executive’s termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

(g)    EXPIRATION OF EMPLOYMENT TERM. The expiration of the Employment Term shall not result in or constitute a termination of the Executive’s employment, which shall continue upon the at-will basis previously in effect. Without limiting the provisions of Section 25 hereof, the Executive and the Company agree that Sections 5A, 11, 12, 13, 19, 23, 24 and 26 hereof shall survive the expiration of the Employment Term.

8.    CONSEQUENCES OF TERMINATION. Any termination payments made and benefits provided under this Agreement to the Executive shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or its affiliates as may be in effect from time to time, except as otherwise provided in the Change in Control Agreement in effect between the Executive and the Company (“Change in Control Agreement”). For purposes of determining the date on which to make payments under this Section 8, a termination of employment shall only occur upon the Executive’s “separation from service” within the meaning of Section 409A of the Code and as determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1). Except to the extent otherwise provided in this Agreement, all compensation and benefits, including, without limitation, stock options, stock appreciation rights, restricted stock units and other awards under the Company’s long-term incentive programs, shall be subject to the terms and conditions of the plan or arrangement under which such benefits accrue, are granted or are awarded. Subject to Section 9, the following amounts and benefits shall be due to the Executive.

(a)    DISABILITY. Upon employment termination due to Disability, the Company shall pay or provide the Executive (i) any unpaid Base Salary through the date of termination and any accrued vacation in accordance with Company policy; (ii) any unpaid bonus or other short-term and long-term incentive compensation as described in Section 4 above earned with respect to any completed fiscal year; (iii) reimbursement for any unreimbursed expenses incurred through the date of termination; (iv) all other payments and benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or perquisite plan or program or grant or this Agreement, including but not limited to any applicable pension, retirement and insurance benefits (collectively, “Accrued Amounts”). The Executive will also be paid a pro-rata portion of the Executive’s annual bonus for the performance year in which the Executive’s termination occurs, payable at the time that annual bonuses are paid to other senior executives (determined by multiplying the amount the Executive would have received upon target performance had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days during the performance year of termination that the Executive is employed by the Company and the denominator of which is 365).

(b)    DEATH. In the event the Employment Term ends on account of the Executive’s death, the Executive’s estate (or to the extent a beneficiary has been designated in accordance with a program, the beneficiary under such program) shall be entitled to any Accrued Amounts, including but not limited to proceeds from any Company sponsored life insurance programs. Executive’s estate (or beneficiary) will also be paid a pro-rata portion of the Executive’s annual bonus for the performance year in which the Executive’s death occurs, payable at the time that annual bonuses are paid to other senior executives (determined by multiplying the amount the Executive would have received based upon target performance had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days during the performance year of termination that the Executive is employed by the Company and the denominator of which is 365).

(c)    TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If the Executive’s employment should be terminated (i) by the Company for Cause, or (ii) by the Executive without Good Reason, the Company shall pay to the Executive any Accrued Amounts.

(d)    TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Executive’s employment by the Company is terminated by the Company other than for Cause (other than a termination due to Disability or death) or by the Executive for Good Reason, then the Company shall pay or provide the Executive with:

(i)    Accrued Amounts;

(ii)    a pro-rata portion of the Executive’s annual bonus for the performance year in which the Executive’s termination occurs, payable at the time that annual bonuses are paid to other senior executives (determined by multiplying the amount the Executive would have received based upon actual financial performance had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days during the performance year that the Executive is employed by the Company and the denominator of which is 365);

(iii)    an amount equal to the product of two times the sum of (i) the Executive’s then current Base Salary and (ii) the most recent annual bonus paid to the Executive (or awarded by the Board or the Compensation Committee for the preceding calendar year if not then paid), payable in a single lump sum within 30 days after employment termination;

(iv)    each cash based long term performance award for which the performance period has not yet been completed as of the date of such termination shall be payable in cash, at the time that any such long-term performance award is paid to other senior executives, such payment to be made on a pro-rata basis (determined by multiplying the amount the Executive would have received based upon actual financial performance had employment continued through the end of the performance period by a fraction, the numerator which is the number of days the Executive remained employed with the Company during the award’s performance period and the denominator of which is the total number of days during the award’s performance period); and

(v)    subject to the Executive’s continued co-payment of premiums, if required under Company policy, continued participation for 24 months in all medical, dental and vision plans which cover the Executive (and eligible dependents) on a monthly basis upon the same terms and conditions (except for the requirements of the Executive’s continued employment) in effect for active employees of the Company. In the event the Executive obtains other employment that offers substantially similar or improved benefits, as to any particular medical, dental or vision plan, the Executive shall immediately notify the Company and such continuation of coverage by the Company for such similar or improved benefit under such plan under this subsection shall immediately cease. The continuation of health benefits under this subsection shall reduce and count against the Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). The parties intend that the first 18 months of continued medical, dental and vision coverage shall not constitute a “deferral of compensation” under Treas. Reg. Sect. 1.409A-1(b), and that the remaining portion of such coverage shall qualify as a “reimbursement or in-kind benefit plan” under Treas. Reg. Sect. 1.409A-3(i)(1)(iv).

(e)    ACCELERATION OF EQUITY AWARDS

If the Executive’s employment by the Company is terminated by the Company for Disability (as defined in Section 7(a)) or without Cause (as defined in Section 7(c)), or by the Executive for Good Reason (as defined in Section 7(e)), or due to death, any outstanding unvested portion of the RSU Award will fully vest and become non-forfeitable in accordance with the terms of the Management Incentive Plan.

(f)    COORDINATION WITH CHANGE IN CONTROL AGREEMENT.

Notwithstanding anything to the contrary set forth in this Agreement, if the Executive’s employment with the Company is terminated under circumstances that result in the payment of “Severance Payments” under the Executive’s Change in Control Agreement, the Severance Payments under the Executive’s Change in Control Agreement shall be in lieu of any severance benefits otherwise payable to the Executive under this Section 8.

(g)    TIMING OF BONUSES AND CERTAIN CASH-BASED LONG-TERM PERFORMANCE AWARDS

Reference to paying a pro-rata bonus or a pro-rata cash-based long-term performance award under Section 8 at the same time as such compensation is paid to other senior executives shall mean the payment date as determined under the terms of the Company’s annual bonus plan or cash-based long term performance program then in effect, subject to Section 20.

9.    CONDITIONS. Any payments or benefits made or provided pursuant to Section 8 (other than Accrued Amounts) are subject to the Executive’s:

(a)    compliance with the provisions of Section 11 hereof;

(b)    delivery to the Company of an executed Agreement and General Release (the “General Release”), which shall be substantially in the form attached hereto as Appendix A (with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose) within 21 days (42 days in the case of an employment termination due to Disability and 45 days in the case of an exit incentive or other employment termination program under the Older Workers Benefit Protection Act) of presentation thereof by the Company to the Executive (which presentation by the Company shall be made no later than two (2) business days following the date of employment termination as determined under Section 8), which is not subsequently timely revoked in accordance the terms of the General Release; and

(c)    delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans.

For purposes of any payments or benefits provided under Section 8 (other than Accrued Amounts) to an Executive’s beneficiary or estate, the beneficiary or estate shall comply with the provisions of Section 9(b) and Section 11(e).

Notwithstanding the due date of any post-employment payments, any amounts or benefits due following an Executive’s employment termination under this Agreement (other than Accrued Amounts) shall not be due until after the expiration of any revocation period applicable to the General Release without the Executive having revoked such General Release. If the Executive fails to return an executed General Release to the Company within such 21-day period (42-day period in the case of an employment termination due to Disability and 45-day period in the case of an exit incentive or other employment termination program under the Older Workers Benefit Protection Act), or the Executive subsequently and timely revokes such release in accordance with the terms of the General Release, the Company shall not have any obligation to pay any amounts or benefits under Section 8 of this Agreement. The Executive shall provide the General Release in the same manner as written notice is provided to the Company under Section 13 below.

Nevertheless (and regardless of whether the General Release has been executed by the Executive), upon any termination of Executive’s employment, Executive shall be entitled to receive any Accrued Amounts, payable within thirty (30) days after the date of termination of employment or in accordance with the applicable plan, program or policy and applicable law. In the event that the Executive dies before all payments pursuant to this Section 9 have been paid, all remaining payments shall be made to the beneficiary specifically designated by the Executive in writing prior to the Executive’s death, or, if no such beneficiary was designated (or the Company is unable in good faith to determine the beneficiary designated), to the Executive’s personal representative or estate.

10.    RESERVED.

11.    POST-EMPLOYMENT OBLIGATIONS.

(a)    CONFIDENTIALITY.

(i)    The Executive agrees and covenants that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s employment and for the benefit of the Company, either during the period of the Executive’s employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained or developed by the Executive during the Executive’s employment by the Company. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, the Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

(ii)    Nothing herein prohibits or restricts the Executive (or the Executive’s attorney) from initiating communications directly with, responding to an inquiry from, providing testimony before, or otherwise voluntarily disclosing information or documents to the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization, or any other federal or state regulatory authority, government agency or legislative body, in each case without advance notice to the Company.

(iii)    Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement, pursuant to 18 U.S.C. § 1833(b):

(1)    The Executive will not be held criminally or civilly liable under any Federal or State trade secret law for any disclosure of a trade secret that (A) is made (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) or is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

(2)    If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive: (A) files any document containing trade secrets under seal; and (B) does not disclose trade secrets, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

(b)    NON SOLICITATION OF EMPLOYEES. The Executive agrees and covenants that for the two (2) year period following the date of termination the Executive will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any managerial level employee of the Company or any of its subsidiaries or affiliates to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company located within the geographical area in which the business of the Company is conducted, or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity located within the geographical area in which the business of the Company is conducted in identifying or hiring any such employee (provided, that the foregoing shall not be violated by general advertising not targeted at Company employees nor by serving as a reference for an employee with regard to an entity with which the Executive is not affiliated). For the avoidance of doubt, if the Executive can demonstrate to the Company’s satisfaction that any managerial level employee on his or her own initiative contacts the Executive for the primary purpose of securing alternative employment, any action taken by the Executive thereafter shall not be deemed a breach of this Section 11(b).

(c)    NON-COMPETITION. The Executive acknowledges that the Executive performs services of a unique nature for the Company that are irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company. In addition, the Executive acknowledges that the Executive has access to the Company’s confidential and proprietary information, trade secrets and goodwill, and in exchange for and to further protect such confidential and proprietary information, trade secrets and goodwill, the Executive agrees and covenants that for a period of two (2) years following the date of termination the Executive will not, directly or indirectly, become connected with, promote the interest of, or engage in any other business or activity competing or preparing to compete with the business of the Company within the geographical area in which the business of the Company is conducted. Prohibited competitive activity under this Section 11(c) shall also include activity that may require or inevitably requires disclosure of the trade secrets, proprietary information, or confidential information of the Company or its subsidiaries or affiliates.

(d)    NON-SOLICITATION OF CUSTOMERS. The Executive understands and acknowledges that because of the Executive’s experience with and relationship to the Company, the Executive will have access to and learn about much or all of the customer information of the Company, its subsidiaries or affiliates. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, decision makers, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to sales or services. The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm. The Executive agrees and covenants that for a period of two (2) years following the date of termination the Executive will not to directly or indirectly solicit, contact (including but not limited to email, regular mail, express mail, telephone, fax, instant message, or social media), attempt to contact, or meet with the Company’s current, former or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company within the geographical area in which the business of the Company is conducted. This restriction shall only apply to: customers or prospective customers the Executive contacted in any way during the past 24 months; customers about whom the Executive has trade secret or confidential information; customers who became customers during the Executive’s employment with the Company; and customers about whom the Executive has information that is not available publicly.

(e)    NON-DISPARAGEMENT. Each of the Executive and the Company (for purposes hereof, “the Company” shall mean only (i) the Company by press release and (ii) the executive officers and directors thereof and not any other employees) agrees not to make any public statements that disparage the other party, or in the case of the Company, its respective affiliates, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), in accordance with Section 11(a)(2) and 11(a)(3) hereof, in SEC filings or otherwise as required by law shall not be subject to this Section 11(e).

(f)    RETURN OF COMPANY PROPERTY AND RECORDS. The Executive agrees and covenants that upon termination of the Executive’s employment, for any cause whatsoever, the Executive will surrender to the Company in good condition (reasonable wear and tear excepted) all property and equipment belonging to the Company and all records kept by the Executive containing the names, addresses or any other information with regard to customers or customer contacts of the Company, or concerning any proprietary or confidential information of the Company (other than the Executive’s compensation records) or any operational, financial or other documents given to the Executive during the Executive’s employment with the Company.

(g)    COOPERATION. The Executive agrees that, following termination of the Executive’s employment for any reason, the Executive shall upon reasonable advance notice, and to the extent it does not interfere with previously scheduled travel plans and does not unreasonably interfere with other business activities or employment obligations, assist and cooperate with the Company with regard to any matter or project in which the Executive was involved during the Executive’s employment, including any litigation or proceeding. The Company shall compensate the Executive for any lost wages (or, if the Executive is not then employed, provide reasonable compensation as determined by the Compensation Committee) and expenses associated with such cooperation and assistance.

(h)    ASSIGNMENT OF INVENTIONS. The Executive will promptly communicate and disclose in writing to the Company all inventions and developments including software, whether patentable or not, as well as patents and patent applications (hereinafter collectively called “Inventions”), made, conceived, developed, or purchased by the Executive, or under which the Executive acquires the right to grant licenses or to become licensed, alone or jointly with others, which have arisen or jointly with others, which have arisen or which arise out of the Executive’s employment with the Company, or relate to any matters directly pertaining to, the business of the Company or any of its subsidiaries. Included herein as if developed during the employment period is any specialized equipment and software developed for use in the business of the Company. All of the Executive’s right, title and interest in, to, and under all such Inventions, licenses, and right to grant licenses shall be the sole property of the Company. As to all such Inventions, the Executive will, upon request of the Company execute all documents which the Company deems necessary or proper to enable it to establish title to such Inventions or other rights, and to enable it to file and prosecute applications for letters patent of the United States and any foreign country; and do all things (including the giving of evidence in suits and other proceedings) which the Company deems necessary or proper to obtain, maintain, or assert patents for any and all such Inventions or to assert its rights in any Inventions not patented.

(i)    EQUITABLE RELIEF AND OTHER REMEDIES. The parties acknowledge and agree that the other party’s remedies at law for a breach or threatened breach of any of the provisions of this Section would be inadequate and, in recognition of this fact, the parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the other party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

(j)    REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 11 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

(k)    SURVIVAL OF PROVISIONS. The obligations contained in this Section 11 shall survive the termination or expiration of the Executive’s employment with the Company and shall be fully enforceable thereafter.

12.    NO ASSIGNMENT.

(a)    This Agreement is personal to each of the parties hereto. Except as provided in Section 12(b) below, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.

(b)    The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company provided the Company shall require such successor to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place and shall deliver a copy of such assignment to the Executive.

13.    NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (c) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: at the address shown on the records of the Company

If to the Company:

Kaman Corporation

1332 Blue Hills Avenue, P.O. Box 1

Bloomfield, CT 06002

Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14.    SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. Except as provided in Section 15 hereof, if there is any inconsistency between this Agreement and any other agreement (including but not limited to any option, stock, long-term incentive or other equity award agreement), plan, program, policy or practice (collectively, “Other Provision”) of the Company, the terms of this Agreement shall control over such Other Provision.

15.    PRIOR AGREEMENTS. This Agreement supersedes any previous agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which may exist between the parties, other than the Change in Control Agreement.

16.    SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

17.    COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

18.    ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement, other than injunctive relief under Section 11(i) hereof or damages for breach of Section 11, shall be settled exclusively by arbitration, conducted before a single arbitrator in Hartford, Connecticut administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect. The single arbitrator shall be selected by the mutual agreement of the Company and the Executive, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA. The arbitrator will have the authority to permit discovery and to follow the procedures that the arbitrator determines to be appropriate. The arbitrator will have no power to award consequential (including lost profits), punitive or exemplary damages. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Executive and the Company understand and agree that this arbitration provision is governed by the Federal Arbitration Act, 9, U.S.C., § 1, et seq., and that by entering into this arbitration provision they are waiving their respective rights to bring any dispute or controversy provided for in this Section 18 to court, including any right to a jury trial. The Executive and the Company agree that such arbitration shall be conducted on an individual basis only, not a class or collective basis, and hereby waive any right to bring class wide or collective claims before any arbitrator or in any forum. THE PARTIES UNDERSTAND THAT BY AGREEING TO ARBITRATE DISPUTES THEY ARE WAIVING ANY RIGHT THEY MIGHT OTHERWISE HAVE TO A JURY TRIAL, SUBJECT TO APPLICABLE LAW.

19.    MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut without regard to its conflicts of law principles.

20.    SECTION 409A COMPLIANCE. The intent of the parties is that payments and benefits under this Agreement be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered in accordance with such intention. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between the Executive and the Company during the six-month period immediately following the Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s separation from service (or, if earlier, the Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Executive under this Agreement or any other arrangement between the Executive and the Company shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to the Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. The Executive shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

21.    MITIGATION OF DAMAGES. In no event shall the Executive be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by another employer, except as set forth in this Agreement.

22.    WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

23.    AGREEMENT OF THE PARTIES. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. Neither Executive nor the Company shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.

24.    NOTIFICATION TO SUBSEQUENT EMPLOYER. When the Executive’s employment with the Company terminates, the Executive agrees to notify any subsequent employer of the restrictive covenants sections contained in this Agreement. The Executive will also deliver a copy of such notice to the Company before the Executive commences employment with any subsequent employer. In addition, the Executive authorizes the Company to provide a copy of the restrictive covenants sections of this Agreement to third parties, including but not limited to, the Executive’s subsequent, anticipated, or possible future employer.

25.    SURVIVAL. The respective obligations of, and benefits afforded to, the Company and Executive which by their express terms or clear intent are to survive termination of Executive’s employment with the Company, including, without limitation, the provisions referenced in Section 7(g), will survive termination of Executive’s employment with the Company, and will remain in full force and effect according to their terms.

26.    ACKNOWLEDGEMENT OF FULL UNDERSTANDING. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement effective as of the date first written above.

KAMAN CORPORATION		EXECUTIVE

By:	/s/ Shawn G. Lisle	/s/ Ian K. Walsh
	Shawn G. Lisle	Ian K. Walsh

Its:	Senior Vice President and General Counsel	Date:	August 20, 2020

Date:	August 20, 2020

APPENDIX A

FORM OF RELEASE

AGREEMENT AND GENERAL RELEASE

Kaman Corporation, its affiliates, subsidiaries, divisions, successors and assigns in such capacity, and the current, future and former employees, officers, directors, trustees, shareholders and agents thereof (collectively referred to throughout this Agreement as “Employer”), and Ian K. Walsh (“Executive”), the Executive’s heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as “Employee”) agree:

1.    Last Day of Employment. Executive’s last day of employment with Kaman Corporation is                     . In addition, Executive will not be eligible for any benefits or compensation after                     , including payments under the Executive’s Change in Control Agreement, other than as specifically provided in Sections 6 and 8 of the Executive Employment Agreement between Employer and Executive effective as of August 20, 2020 (the “Employment Agreement”). Executive further acknowledges and agrees that, after                         , the Executive will not represent the Executive as being a director, employee, officer, trustee, agent or representative of Employer for any purpose. In addition, effective as of                     , Executive resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, Employer or any benefit plans of Employer. These resignations will become irrevocable as set forth in Section 3 below.

2.    Consideration. The parties acknowledge that this Agreement and General Release is being executed for good and valuable consideration and in accordance with Section 9 of the Employment Agreement.

3.    Revocation. Executive may revoke this Agreement and General Release for a period of seven (7) calendar days following the day Executive executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Employer and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to Employer’s General Counsel, or his/her designee, or mailed to Kaman Corporation, 1332 Blue Hills Avenue, P.O. Box 1, Bloomfield, CT 06002, Attention: General Counsel, and postmarked within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired without Executive having revoked this Agreement and General Release during the seven (7)-day revocation period provided for herein. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Hartford, Connecticut, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

4.    General Release of Claims. Subject to the full satisfaction by the Employer of its obligations under the Employment Agreement, Employee knowingly and voluntarily releases and forever discharges Employer from any and all claims, causes of action, demands, fees, rights, obligations and liabilities of any kind whatsoever, whether known and unknown, against Employer, that Employee has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

- Title VII of the Civil Rights Act of 1964, as amended;

- The Civil Rights Act of 1991;

- Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

- The Employee Retirement Income Security Act of 1974, as amended;

- The Immigration Reform and Control Act, as amended;

- The Americans with Disabilities Act of 1990, as amended;

- The Age Discrimination in Employment Act of 1967, as amended;

- The Older Workers Benefit Protection Act of 1990;

- The Worker Adjustment and Retraining Notification Act, as amended;

- The Occupational Safety and Health Act, as amended;

- The Family and Medical Leave Act of 1993, as amended;

- The Equal Pay Act, as amended;

- The National Labor Relations Act, to the extent permitted by law;

- The Consolidated Omnibus Budget Reconciliation Act (“COBRA”), as amended and to the extent permitted by law;

- The Connecticut Fair Employment Practices Act – Conn. Gen. Stat. § 46a-51 et seq., as amended;

- The Connecticut Wage Laws – Conn. Gen. Stat. § 31-58 et seq., as amended;

- The Connecticut Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim – Conn. Gen. Stat. § 31-290a, as amended;

- The Connecticut Equal Pay Law – Conn. Gen. Stat. § 31-58(e) et seq., §§ 31-75 and 31-76, as amended;

- The Connecticut Family and Medical Leave Law – Conn. Gen. Stat. § 31-51kk et seq., as amended;

- The Connecticut Drug Testing Law – Conn. Gen. Stat. § 31-51t et seq., as amended;

- The Connecticut Whistleblower Law – Conn. Gen. Stat. § 31-51m(a) et seq., as amended;

- The Connecticut Free Speech Law – Conn. Gen. Stat. § 31-51q et seq., as amended;

- The Connecticut Age Discrimination and Employee Benefits Law – Conn. Gen. Stat. § 38a-543, as amended;

- The Connecticut Reproductive Hazards Law – Conn. Gen. Stat. § 31-40g et seq., as amended;

- The Connecticut AIDS Testing and Confidentiality Law - Conn. Gen. Stat. § 19a- 581 et seq., as amended;

- The Connecticut Electronic Monitoring of Employees Law – Conn. Gen. Stat. § 31-48b and d, as amended;

- The Connecticut Statutory Provision Regarding Protection of Social Security Numbers and Personal Information – Conn. Gen. Stat. § 42-470 et seq., as amended;

- The Connecticut Statutory Provision Regarding Concerning Consumer Privacy and Identity Theft – Public Act No. 09-239;

- The Connecticut OSHA, as amended;

- The Connecticut Paid Sick Leave law (originally P.A. 11-52), as amended;

- Any wage payment and collection, equal pay and other similar laws, acts and statutes of the State of Connecticut;

- Rhode Island Fair Employment Practices Act;

- Rhode Island Civil Rights Act;

- Rhode Island AIDS Law;

- Rhode Island Civil Rights of People with Disabilities Law;

- Rhode Island Domestic Abuse Bias in Employment Law;

- Rhode Island Discrimination Based on Genetic Testing Law;

- Rhode Island Military Family Relief Act;

- Rhode Island Equal Pay Act;

- Rhode Island Whistleblower Protection Act;

- Rhode Island Employee Social Media Privacy Act;

- Rhode Island Healthy and Safe Families and Workplaces Act;

- Rhode Island wage and hour laws;

- Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

- Any public policy, contract, tort, or common law; or

- Any allegation for costs, fees, or other expenses including attorney’s fees incurred in these matters.

Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) Employee’s express rights under any pension plan or claims for benefits under any other employee benefit plan, policy or arrangement maintained by Employer or under COBRA and other Accrued Amounts (as such term is defined in the Employment Agreement); (ii) Employee’s rights under the provisions of the Employment Agreement which are expressly provided to survive termination of employment; (iii) Employee’s rights as a stockholder; and (iv) any rights that Employee has, had, or may have to indemnification, advancement, contribution or defense, however arising, pursuant to and in accordance with applicable law, Employer’s articles of incorporation or by-laws or any applicable liability insurance coverage.

5.    No Claims Permitted. Employee waives Executive’s right to file any charge or complaint against Employer arising out of Executive’s employment with or separation from Employer before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law. Notwithstanding the foregoing, Employee understands that nothing contained in this Agreement and General Release prevents or limits Employee from filing a charge or complaint with, cooperating with or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other self-regulatory agency, legislative body or federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement and General Release does not limit Employee’s ability to report possible violations of applicable laws to the Government Agencies, communicate with any Government Agencies, including providing documents or other information, without notice to Employer. This Agreement and General Release does not limit Employee’s right to receive an award for information provided to any Government Agencies. This general release of claims also excludes any claims made under state workers’ compensation or unemployment laws, or any claims which cannot be waived by law.

6.    Affirmations. Employee affirms Executive has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Employer in any forum. Employee further affirms that the Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in Sections 6 and 8 of the Employment Agreement. Employee also affirms Executive has no known workplace injuries.

7.    Cooperation; Return of Property. In accordance with Sections 11(f) and 11(g) of the Employment Agreement, Employee agrees to reasonably cooperate with Employer and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during Executive’s employment in which Executive was involved or of which Executive has knowledge and Employer will reimburse the Employee for any reasonable out-of-pocket travel, delivery or similar expenses incurred and lost wages (or will provide reasonable compensation if Executive is not then employed) in providing such service to Employer. Employee represents that Executive has complied with Section 11(f) of the Employee Agreement regarding the return of property.

8.    Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the State of Connecticut without regard to its conflict of laws provisions. In the event Employee or Employer breaches any provision of this Agreement and General Release, Employee and Employer affirm either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.

9.    No Admission of Wrongdoing. Employee agrees that neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

10.    Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

11.    Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Employment Agreement which are intended to survive termination of the Employment Agreement, including but not limited to those contained in Section 11 thereof, shall survive and continue in full force and effect. Employee acknowledges Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement and General Release.

EMPLOYEE HAS READ THIS AGREEMENT IN ITS ENTIRETY AND UNDERSTANDS ALL OF ITS TERMS. EMPLOYEE HAS BEEN ADVISED THAT EXECUTIVE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS (EXCEPT IN THE CASE OF AN EXIT INCENTIVE OR OTHER EMPLOYMENT TERMINATION PROGRAM UNDER THE OLDER WORKERS BENEFIT PROTECTION ACT, IN WHICH CASE EXECUTIVE HAS FORTY-FIVE (45) CALENDAR DAYS) TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21), OR, IF APPLICABLE, FORTY-FIVE (45), CALENDAR DAY CONSIDERATION PERIOD. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE IS WAIVING AND RELEASING CLAIMS UNDER THE AGE DISCRIMINATION AND EMPLOYMENT ACT OF 1967, AS AMENDED.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE EMPLOYMENT AGREEMENT, WHICH EMPLOYEE AGREES CONSTITUTES GOOD AND VALUABLE CONSIDERATION, EMPLOYEE FREELY, KNOWINGLY AND VOLUNTARILY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST EMPLOYER. THIS AGREEMENT SHALL NOT BECOME EFFECTIVE UNTIL THE EIGHTH (8TH) DAY AFTER EMPLOYEE SIGNS, WITHOUT TIMELY REVOKING, THIS AGREEMENT AND GENERAL RELEASE. NO PAYMENTS DUE TO EMPLOYEE UNDER THIS AGREEMENT AND GENERAL RELEASE SHALL BE MADE OR BEGIN BEFORE THE DATE THIS AGREEMENT AND GENERAL RELEASE BECOMES EFFECTIVE PURSUANT TO ITS TERMS.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

KAMAN CORPORATION	EXECUTIVE

By:
Name:	Ian K. Walsh
Title:
Date:	Date: